Exhibit 99.1

Press Release

VERAXA Biotech and Voyager Acquisition Corp. Announce Business Combination Agreement to Create Nasdaq-Listed Biopharmaceutical Company Advancing a Pipeline of Next-Generation Cancer Therapies

●	VERAXA’s Novel BiTAC Platform has the Potential to Deliver Multiple Next-Generation Solid Tumor Cancer Therapies, Including Novel Antibody-Drug Conjugate (“ADC”) and Bispecific T-cell Engager (“TCE”) Candidates, with Strong and Differentiated Clinical Profiles

●	Company Pursuing Multiple Strategic Partnerships and Licensing Opportunities in 2025 and 2026

●	Transaction Values VERAXA at a Pre-money Equity Value of $1.3 Billion

●	Actively Working with Existing and New VERAXA Investors to Raise a Crossover Financing Round, which is Expected to Close Ahead of the Business Combination, Alongside up to $253 Million in Cash Held in Trust

●	Business Combination is Expected to be Completed in the Fourth Quarter of 2025

●	A Joint Investor Presentation Providing an Overview of the Proposed Transaction can be Viewed: https://dealroadshow.com/e/VER2025

ZURICH, SWITZERLAND, and BROOKLYN, NEW YORK, USA, April 23, 2025 -- VERAXA Biotech AG (“VERAXA” or the “Company”), an emerging leader in designing novel cancer therapies, and Voyager Acquisition Corp., a Cayman Islands exempted company and special purpose acquisition company targeting the healthcare sector (NASDAQ: VACH, “Voyager” or the “SPAC”), announced today that they have entered into a definitive business combination agreement (the “Business Combination Agreement”). The proposed business combination (the “Business Combination”) would create a publicly traded, clinical-stage biopharmaceutical company focused on the development of a comprehensive pipeline of next-generation cancer therapies. Upon closing of the transaction, VERAXA Biotech AG is expected to list on NASDAQ under the proposed ticker symbol “VERX.”

VERAXA Overview

VERAXA is advancing a premier drug discovery and development engine for ADCs and other novel antibody-based therapy concepts. Through Bi-Targeted Antibody Cytotoxicity (“BiTAC”), a powerful and scalable proprietary technology platform that enables a highly specific dual-marker approach, the Company is accelerating a pipeline of next-generation cancer therapies that have the potential to expand the therapeutic window of current solid tumor standard of care treatments through improved safety and efficacy profiles.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

The Company has recently widened the scope of its AI-enabled technology platform and is now actively pursuing two major drug modalities:

●	Next-generation bispecific antibody drug conjugates, BiTAC ADCs and bsADCs, and

●	Bi-specific antibodies targeting key immune cells, also called T cell engagers, or TCEs.

Both therapeutic modalities represent highly active and growing markets within the cancer therapy sector, respectively. The global TCE market is projected to reach $112 billion in 2030 with a CAGR of >44%. Similarly, the global ADC market size is projected to reach $57 billion by 2030 with a CAGR of close to 30%.

“VERAXA is committed to developing and delivering the next wave of safe and highly efficacious cancer therapies. Our platform technologies can be applied to empower multiple therapeutic strategies spanning next-generation antibody-drug conjugates including our BiTAC ADCs and bi-specific BiTAC immune cell engagers,” stated Christoph Antz, Ph.D., CEO and Co-Founder of VERAXA. “Side effects too often limit today’s cancer therapies and prevent doctors from applying optimal dose levels. Our latest platform innovation, the BiTAC format, is designed to specifically address this issue and create first-in-class drug candidates with unprecedented safety and efficacy.”

VERAXA’s pipeline currently comprises nine discovery and development programs at various stages in development, including an active Phase 1 program in leukemia. The Company’s most advanced clinical asset, VX-A901, is a highly differentiated Fc-enhanced therapeutic antibody targeting FLT3 and has shown potent anti-cancer activity. VX-A901 has backbone therapy potential addressing different patient groups across several treatment lines and settings with a complementary Mechanism of Action to currently available treatment options. Through a two-fold approach of pursuing both internal innovation and strategic partnerships, the Company anticipates having a robust pipeline by 2029, including three proprietary development programs in the clinic and a growing portfolio of licensed assets.

VERAXA is led by an experienced team headed by Chief Executive Officer Christoph Antz, Ph.D and Chief Business Officer Heinz Schwer, Ph.D., MBA., both serial entrepreneurs and former venture capital investors. The leadership team is supported by international scientific advisors including Prof. Dr. Ralf C. Bargou, a renowned immuno-oncology expert whose scientific work has contributed to the successful development of the first FDA-approved bispecific cancer therapy with blinatumomab.

VERAXA Biotech’s majority shareholders are Xlife Sciences AG (SIX: XLS), a Swiss-based publicly listed life science incubator fund, the European Molecular Biology Laboratory (“EMBL”), and its technology transfer arm EMBLEM.

“Voyager’s mission is to identify innovative healthcare companies positioned for long-term success with strong business models and expansive total addressable markets. VERAXA exemplifies all these compelling characteristics, underscored by a steadfast commitment to bring transformative drug modalities to cancer patients through pursuing strategic global partnerships and advancing its proprietary pipeline,” stated Adeel Rouf, Chief Executive Officer and Director of Voyager Acquisition Corp. “We believe that the rapid change that ADCs and bispecific therapies have delivered and will continue to deliver to cancer therapy creates compelling opportunities for those with the vision to capitalize on them.”

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

“The planned NASDAQ listing of VERAXA Biotech marks a pivotal milestone for both VERAXA and Xlife Sciences and exemplifies our mission of bringing groundbreaking science from the lab to life - and to the market,” stated Oliver Baumann, Acting Chairman of the VERAXA Board and CEO of Xlife Sciences. “The access to the U.S. capital markets provided by this combination will support the realization of Veraxa’s powerful technology platform and clinical assets, paving the way for potential significant value creation. We are proud to have supported VERAXA from its inception and, as one of the Company’s largest shareholders, we are confident that this transaction will significantly accelerate its ability to deliver first-in-class therapies to patients worldwide.”

“We believe next-generation ADCs and bispecifics will continue to revolutionize oncology, due to their significant improvement over standard of care treatments and higher probability of technical and regulatory success compared to other oncology drugs, as evidenced by multiple deals in excess of $1 billion each since 2023 in this space,” stated Warren Hosseinion, M.D., Chairman of the Board of Voyager Acquisition Corp. “VERAXA’s robust pipeline of drug candidates was developed by leveraging its next-generation technology platform approach to drug discovery, development, and delivery, which we believe has the potential to dramatically cut development costs and time.”

Transaction Overview

Under the terms of the Business Combination Agreement, VERAXA’s equity value contribution into the Business Combination will amount to approximately $1.3 billion. Accordingly, VERAXA’s shareholders will receive approximately 130 million ordinary shares of the combined company in exchange for their existing VERAXA shares. Existing VERAXA shareholders and management will not receive any cash proceeds as part of the transaction and will roll over 100% of their equity into the combined company.

Assuming a share price of $10.00 per share and no redemptions of Voyager’s shares by Voyager’s public shareholders, VERAXA (as a combined entity) is expected to have an implied pro forma equity value of approximately $1.64 billion at closing.

Upon the closing of the Business Combination, VERAXA anticipates access to approximately up to $253 million in cash held in trust by Voyager, prior to the payment of transaction costs of VERAXA and Voyager, and assuming no redemptions by Voyager’s public shareholders.

Additionally, VERAXA is actively raising a crossover financing round from existing and new investors, which the Company expects to close prior to the completion of the Business Combination. Net proceeds from this capital raise are expected to provide VERAXA with sufficient capital for the next two years, not including various potential partnering and co-development opportunities.

The boards of directors of both Voyager and VERAXA have unanimously approved the Business Combination. Voyager and VERAXA expect the Business Combination to close in the fourth quarter of 2025. The transaction is subject to approval of Voyager’s and VERAXA’s shareholders and the satisfaction of certain other customary closing conditions.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

Additional information about the transaction will be provided in a Current Report on Form 8-K that will contain an investor presentation to be filed with the Securities and Exchange Commission (“SEC”) and will be available at www.sec.gov. In addition, VERAXA intends to file relevant materials with the SEC, including a registration statement on Form F-4 (the “Registration Statement”) to be filed with the SEC, which will include a proxy statement/prospectus of Voyager, and will file other documents regarding the Business Combination with the SEC. This communication Is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document that Voyager has filed or may file with the SEC in connection with the Business Combination.

Advisors

Anne Martina Group is acting as sole M&A advisor to VERAXA. Duane Morris LLP is acting as legal counsel to VERAXA. Winston & Strawn LLP is serving as legal counsel to Voyager.

Transaction Presentation Details

A presentation providing further details on the transaction can be found here: [insert link to presentation}

About VERAXA Biotech

At VERAXA Biotech, we are building a premier engine for the discovery and development of next-generation antibody-based therapeutics, including BiTAC antibody-drug conjugates (“BiTAC ADCs”), bispecific T cell engagers (“BiTAC TCEs”), and other innovative formats. Powered by a suite of transformative technologies and guided by rigorous quality-by-design principles, we are rapidly advancing our pipeline of ADCs and proprietary BiTAC formats into clinical development and beyond. VERAXA Biotech was founded on scientific breakthroughs made at the European Molecular Biology Laboratory (“EMBL”), a world-renowned institution known for pioneering life science research and cutting-edge technologies. For more information, please visit www.veraxa.com.

About Voyager Acquisition Corp.

Voyager Acquisition Corp. is a special purpose acquisition company with a bold mission: to revolutionize the healthcare sector through a merger, stock purchase, or business combination. Our team of experienced executives includes unparalleled expertise in investing, operations, and medical innovation, supported by a vast network of connections. With these strengths, we not only seek to drive success but commit to scaling companies to unprecedented heights in the healthcare industry. For more information, please visit https://www.voyageracq.com.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

About Xlife Sciences AG (SIX: XLS)

Xlife Sciences is a Swiss company focused as incubator and accelerator on the value development and commercialization of promising research projects from universities and other research institutions in the life sciences sector, with the aim of providing solutions for high unmet medical needs and a better quality of life. The goal is to bridge research and development to healthcare markets. Xlife Sciences takes carefully selected projects in the four areas of technological platforms, biotechnology/ therapies, medical technology, and artificial intelligence/digital health to the next stage of development and participates in their subsequent performance. For more information, visit https://www.xlifesciences.ch/en/home

Participants In the Solicitation

Voyager, VERAXA, and their respective directors, executive officers, other members of management and employees may be deemed participants in the solicitation of proxies from Voyager’s stockholders with respect to the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of Voyager’s directors and officers in Voyager’s filings with the SEC, including, when filed with the SEC, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, amendments and supplements thereto, and other documents filed with the SEC. Such information with respect to VERAXA’s directors and executive officers will also be included in the proxy statement/prospectus. You may obtain free copies of these documents as described below under the heading “Additional Information and Where to Find It”.

Non-Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transaction and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Voyager or VERAXA, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

Forward-Looking Statements

This press release includes certain statements that may be considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include, without limitation, statements about future events or Voyager’s or VERAXA’s future financial or operating performance. For example, statements regarding VERAXA’s anticipated growth and the anticipated growth and other metrics, statements regarding the benefits of the Business Combination, and the anticipated timing of the completion of the Business Combination are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “might,” “plan,” “possible,” “project,” “strive,” “budget,” “forecast,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue,” or the negatives of these terms or variations of them or similar terminology.

These forward-looking statements regarding future events and the future results of Voyager and VERAXA are based on current expectations, estimates, forecasts, and projections about the industry in which VERAXA operates, as well as the beliefs and assumptions of Voyager’s management and VERAXA’s management. These forward-looking statements are only predictions and are subject to, without limitation, (i) known and unknown risks, including the risks and uncertainties indicated from time to time in the final prospectus of Voyager relating to its initial public offering filed with the SEC, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by Voyager; (ii) uncertainties; (iii) assumptions; and (v) other factors beyond Voyager’s or VERAXA’s control that are difficult to predict because they relate to events and depend on circumstances that will occur in the future. They are neither statements of historical fact nor promises or guarantees of future performance. Therefore, VERAXA’s actual results may differ materially and adversely from those expressed or implied in any forward-looking statements and Voyager and VERAXA therefore caution against relying on any of these forward-looking statements.

These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Voyager and its management, VERAXA and its management, as the case may be, are inherently uncertain and are inherently subject to risks, variability and contingencies, many of which are beyond Voyager’s or VERAXA’s control. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and any subsequent definitive agreements with respect to the Business Combination; (ii) the outcome of any legal proceedings that may be instituted against Voyager, VERAXA, or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (iii) the inability to complete the Business Combination due to the failure to obtain consents and approvals of the shareholders of Voyager, to obtain financing to complete the Business Combination or to satisfy other conditions to closing, or delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals required to complete the transactions contemplated by the Business Combination Agreement; (iv) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (v) projections, estimates and forecasts of revenue and other financial and performance metrics,

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

projections of market opportunity and expectations, and the estimated implied enterprise value of VERAXA; (vi) VERAXA’s ability to scale and grow its business, and the advantages and expected growth of VERAXA; (vii) VERAXA’s ability to source and retain talent, the cash position of VERAXA following closing of the Business Combination; (viii) the ability to meet stock exchange listing standards in connection with, and following, the consummation of the Business Combination; (ix) the risk that the Business Combination disrupts current plans and operations of VERAXA as a result of the announcement and consummation of the Business Combination; (x) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of VERAXA to grow and manage growth profitably, maintain key relationships and retain its management and key employees; (xi) costs related to the Business Combination; (xii) changes in applicable laws, regulations, political and economic developments; (xiii) the possibility that VERAXA may be adversely affected by other economic, business and/or competitive factors; (xiv) VERAXA’s estimates of expenses and profitability; (xv) the failure to realize estimated shareholder redemptions, purchase price and other adjustments; and (xvi) other risks and uncertainties set forth in the filings by Voyager with the SEC. There may be additional risks that neither Voyager nor VERAXA presently know or that Voyager and VERAXA currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Any forward-looking statements made by or on behalf of Voyager or VERAXA speak only as of the date they are made. None of Voyager or VERAXA undertakes any obligation to update any forward-looking statements to reflect any changes in their respective expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

In connection with the Business Combination, Voyager and/or VERAXA intend to file relevant materials with the SEC, including the Registration Statement, which will include a proxy statement/prospectus of Voyager, and will file other documents regarding the proposed transaction with the SEC. This communication is not intended to be, and is not, a substitute for the proxy statement/prospectus or any other document that Voyager has filed or may file with the SEC in connection with the proposed transaction. When available, the definitive proxy statement and other relevant materials for the proposed transaction will be mailed or made available to stockholders of Voyager as of a record date to be established for voting on the proposed transaction.

Before making any voting or investment decision, investors and stockholders of Voyager are urged to carefully read, when they become available, the entire registration statement, the proxy statement/prospectus, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, and the documents incorporated by reference therein, because they will contain important information about Voyager, VERAXA, and the proposed transaction. Voyager’s investors and stockholders and other interested persons will also be able to obtain copies of the registration statement, the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus, other documents filed with the SEC that will be incorporated by reference therein, and all other relevant documents filed with the SEC by Voyager in connection with the Transaction, without charge, once available, at the SEC’s website at www.sec.gov, or by directing a request to Voyager at the address set forth below.

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg

Contact

VERAXA Biotech AG	Voyager Acquisition Corp.

Dr. Christoph Antz CEO Telephone: +49-6221-3521330 Email: antz@veraxa.com	Mr. Adeel Rouf Chief Executive Officer, and Director Email: adeel@voyageracq.com

For Media Mario Brkulj Valency Communications Telephone: +49 160 9352 9951 Email: mbrkulj@valencycomms.eu	For Investors Jim Polson FTI Consulting Email: Jim.Polson@FTIconsulting.com

Robert Stanislaro

FTI Consulting

Email: robert.stanislaro@fticonsulting.com

VERAXA Biotech AG / Talacker 35 / CH-8001 Zürich

VERAXA Biotech GmbH / Im Neuenheimer Feld 584 / DE-69120 Heidelberg